Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Andrew Clarke, Chief Financial Officer, (952) 683-3474

Tim Gagnon, Director, Investor Relations (952) 683-5007

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FIRST QUARTER RESULTS

MINNEAPOLIS, April 26, 2016 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended March 31, 2016. Summarized financial results are as follows (dollars in thousands, except per share data):

	Three months ended March 31,
	2016	2015	% change
Total revenues	$3,073,943	$3,300,890	-6.9%

Net revenues:
Transportation
Truckload	321,684	298,380	7.8%
LTL	91,293	85,370	6.9%
Intermodal	9,264	10,512	-11.9%
Ocean	58,669	50,190	16.9%
Air	18,409	20,639	-10.8%
Customs	10,724	10,263	4.5%
Other logistics services	24,023	19,791	21.4%

Total transportation	534,066	495,145	7.9%
Sourcing	29,269	29,965	-2.3%

Total net revenues	563,335	525,110	7.3%

Operating expenses	364,383	343,185	6.2%

Operating income	198,952	181,925	9.4%
Net income	$118,963	$106,476	11.7%

Diluted EPS	$0.83	$0.73	13.7%

Our truckload net revenues increased 7.8 percent in the first quarter of 2016 compared to the first quarter of 2015. Our total truckload volumes increased approximately three percent in the first quarter of 2016. North American truckload volumes increased approximately four percent in the first quarter of 2016. Our truckload net revenue margin increased in the first quarter of 2016 compared to the first quarter of 2015, due primarily to lower transportation costs, excluding fuel. Additionally, the lower cost of fuel contributed to an increase in truckload net revenue margin. In North America, excluding the estimated impacts of the change in fuel, our average truckload rate per mile charged to our customers decreased approximately five percent in the first quarter of 2016 compared to the first quarter of 2015. In North America, our truckload transportation costs decreased approximately seven percent, excluding the estimated impacts of the change in fuel. These decreases were largely the result of available capacity in the market and a change in the mix of our business.

Our less-than-truckload (“LTL”) net revenues increased 6.9 percent in the first quarter of 2016 compared to the first quarter of 2015. LTL volumes increased approximately 10 percent in the first quarter of 2016 compared to the first quarter of 2015. Net revenue margin increased in the first quarter of 2016 compared to the first quarter of 2015.

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April 26, 2016

Our intermodal net revenues decreased 11.9 percent in the first quarter of 2016 compared to the first quarter of 2015. During the first quarter of 2016, intermodal opportunities were negatively impacted by the lower cost truck market.

Our ocean transportation net revenues increased 16.9 percent in the first quarter of 2016 compared to the first quarter of 2015. The increase in net revenues was primarily due to increased net revenue margin and higher volumes.

Our air transportation net revenues decreased 10.8 percent in the first quarter of 2016 compared to the first quarter of 2015. The decrease was primarily due to lower prices, partially offset by margin expansion and volume increases.

Our customs net revenues increased 4.5 percent in the first quarter of 2016 compared to the first quarter of 2015. The increase was due to an increase in transaction volumes.

Our other logistics services revenues, which includes managed services, warehousing, and small parcel, increased 21.4 percent in the first quarter of 2016 compared to the first quarter of 2015 primarily from volume growth in managed services.

Sourcing net revenues decreased 2.3 percent in the first quarter of 2016 compared to the first quarter of 2015. This decrease was primarily due to an increase in product costs caused by adverse weather effects, partially offset by an increase in case volumes.

For the first quarter, operating expenses increased 6.2 percent to $364.4 million in 2016 from $343.2 million in 2015. Operating expenses as a percentage of net revenues decreased to 64.7 percent in the first quarter of 2016 from 65.4 percent in the first quarter of 2015.

For the first quarter, personnel expenses increased 8.8 percent to $277.5 million in 2016 from $255.1 million in 2015. For the first quarter, our average headcount grew 5.5 percent compared to the first quarter of 2015. Additionally, we recognized additional payroll tax expense in the first quarter of 2016 related to the delivery of previously vested restricted equity awards.

For the first quarter, other selling, general, and administrative expenses decreased 1.3 percent to $86.9 million in 2016 from $88.0 million in 2015. This decrease was primarily due to a decrease in the provision for doubtful accounts, partially offset by an increase in travel expenses.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 110,000 active customers through a network of offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 68,000 transportation providers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and

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April 26, 2016

pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call and we undertake no obligation to update the replay.

Conference Call Information:

C.H. Robinson Worldwide First Quarter 2016 Earnings Conference Call

Wednesday, April 27, 2016 8:30 a.m. Eastern Time

The call will be limited to 60 minutes, including questions and answers. We invite call participants to submit questions in advance of the conference call and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email tim.gagnon@chrobinson.com.

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.

To participate in the conference call by telephone, please call ten minutes early by dialing: 800-946-0716

International callers dial +1-719-325-2312

Callers should reference the conference ID, which is 4928630

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 11:30 a.m. Eastern Time on May 4, 2016: 888-203-1112;

passcode: 4928630#

International callers dial +1-719-457-0820

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C.H. Robinson Worldwide, Inc.

April 26, 2016

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share data)

	Three months ended March 31,
	2016	2015
Revenues:
Transportation	$2,713,688	$2,947,257
Sourcing	360,255	353,633

Total revenues	3,073,943	3,300,890

Costs and expenses:
Purchased transportation and related services	2,179,622	2,452,112
Purchased products sourced for resale	330,986	323,668
Personnel expenses	277,497	255,144
Other selling, general, and administrative expenses	86,886	88,041

Total costs and expenses	2,874,991	3,118,965

Income from operations	198,952	181,925

Interest and other expense	(8,772)	(9,605)

Income before provision for income taxes	190,180	172,320
Provision for income taxes	71,217	65,844

Net income	$118,963	$106,476

Net income per share (basic)	$0.83	$0.73
Net income per share (diluted)	$0.83	$0.73

Weighted average shares outstanding (basic)	143,525	146,204
Weighted average shares outstanding (diluted)	143,658	146,383

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C.H. Robinson Worldwide, Inc.

April 26, 2016

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$179,406	$168,229
Receivables, net	1,463,240	1,505,620
Other current assets	63,070	56,849

Total current assets	1,705,716	1,730,698

Property and equipment, net	195,920	190,874
Intangible and other assets	1,260,609	1,262,786

Total assets	$3,162,245	$3,184,358

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$761,085	$783,883
Accrued compensation	61,246	146,666
Accrued income taxes	32,589	12,573
Other accrued expenses	47,135	55,475
Current portion of debt	470,000	450,000

Total current liabilities	1,372,055	1,448,597

Noncurrent income taxes payable	18,523	19,634
Deferred tax liabilities	79,653	65,460
Long-term debt	500,000	500,000
Other long term liabilities	208	217

Total liabilities	1,970,439	2,033,908

Total stockholders’ investment	1,191,806	1,150,450

Total liabilities and stockholders’ investment	$3,162,245	$3,184,358

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April 26, 2016

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands, except operational data)

	Three months ended March 31,
	2016	2015
Operating activities:
Net income	$118,963	$106,476
Stock-based compensation	15,179	15,336
Depreciation and amortization	16,875	16,243
Provision for doubtful accounts	85	3,991
Deferred income taxes	15,350	426
Other	180	429
Changes in operating elements, net of acquisitions:
Receivables	42,295	(27,599)
Prepaid expenses and other	(7,378)	(12,639)
Other non-current assets	—	1,435
Accounts payable and outstanding checks	(22,783)	21,105
Accrued compensation and profit-sharing contribution	(84,431)	(64,709)
Accrued income taxes	18,905	48,390
Other accrued liabilities	(9,090)	(8,489)

Net cash provided by operating activities	104,150	100,395

Investing activities:
Purchases of property and equipment	(13,121)	(3,895)
Purchases and development of software	(4,704)	(2,771)
Restricted cash	—	359,388
Acquisitions, net of cash	—	(369,143)
Other	(770)	462

Net cash used for investing activities	(18,595)	(15,959)

Financing activities:
Borrowings on line of credit	1,480,000	2,025,000
Repayments on line of credit	(1,460,000)	(2,000,000)
Net repurchases of common stock	(46,529)	(40,340)
Excess tax benefit on stock-based compensation	13,827	4,842
Cash dividends	(63,888)	(57,335)

Net cash used for financing activities	(76,590)	(67,833)
Effect of exchange rates on cash	2,212	(9,760)

Net change in cash and cash equivalents	11,177	6,843
Cash and cash equivalents, beginning of period	168,229	128,940

Cash and cash equivalents, end of period	$179,406	$135,783

	As of March 31,
	2016	2015
Operational Data:
Employees	13,343	12,632

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